Exhibit 99.1

Contact:
Tracy L. Keegan
Executive VP & CFO
 (239) 254-2147

For Immediate Release

BANK OF FLORIDA CORP. ANNOUNCES PLANS TO CLOSE ON ACQUISITION
OF OLD FLORIDA BANKSHARES, INC. AND OLD FLORIDA BANK
ON APRIL 24, 2007

Naples, Fla. – April 13, 2007 – Bank of Florida Corporation (NASDAQ: BOFL) announced today that the company has received all approvals needed to complete the acquisition of Old Florida Bankshares, Inc. and Old Florida Bank. The transaction, which is expected to close on April 24, 2007, will result in total company assets exceeding $1.2 billion making Bank of Florida Corporation the largest publicly traded bank holding company headquartered in Southwest Florida and the 4th largest in the state of Florida.

“We are excited to take our company to the next level as a thriving banking franchise headquartered in Florida, serving Florida’s most dynamic markets. In addition, we are also announcing that after much due diligence, we will be converting our core operating system to the Jack Henry “Silverlake” platform, which is the same system in use at Old Florida Bank,” said President and Chief Executive Officer, Michael L. McMullan. “This decision will further position our growing company for the future. The Jack Henry operating system has the capabilities to support a multi-billion dollar bank structure and will provide a number of significant operational efficiencies and productivity enhancements as we move to one fully integrated system.”

“Additionally, this system conversion will allow us to expand our treasury and cash management services in order to meet the growing demands of our largest client base of corporate, professional and middle market businesses. Through these additional services, we expect increased penetration into our existing targeted customer base as well as increased DDA balances and account analysis income,” Mr. McMullan went on to say.

The formal name change from Old Florida Bank to Bank of Florida, and the system conversion to Jack Henry is planned for the fall of this year. The platform conversion will be led by Peter Setaro. Mr. Setaro formerly ran IT and Operations for Old Florida Bank where he was instrumental in building an advanced Technology Center which provided support for the core operating system, IT, data processing, imaging, internet banking, call center, fraud prevention, purchasing and statement rendering departments. He joined Bank of Florida earlier this year and has been working to prepare for this transition. Over his 20 year career, Mr. Setaro has managed more than 30 core conversions including well over 15 involving Jack Henry and Associates.

Old Florida Bank will be combined into Bank of Florida – Southwest, which currently operates two locations in Collier County and a third location in Southern Lee County. The combined bank will have approximately $700 million in assets and operate six locations in the Southwest Florida market under the direction of President and Chief Executive Officer, Craig D. Sherman.

“On behalf of our shareholders and employees, we are very pleased to move forward with this union between Old Florida and Bank of Florida. Furthermore, the conversion of Bank of Florida to Jack Henry should result in very seamless and smooth transition for our clients and employees,” said Old Florida Bank President and Chief Executive Officer, Larry W. Johnson. “Our employees will be able to continue to focus on serving our clients, and we anticipate that our customers will experience very few changes other than seeing the logo on our doors change.”  Mr. Johnson will serve as President of the Lee County market effective with the close of the transaction.

BANK OF FLORIDA CORPORATION

Bank of Florida Corporation. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is an $883 million-asset multi-bank holding Company located in Naples, Florida.  Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough County; and Bank of Florida Trust Company. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab. To receive an email alert of all Company press releases, SEC filings, and events, select the “Email Notification” section.

The foregoing may be deemed to be offering materials of Bank of Florida Corporation in connection with its proposed acquisition of Old Florida Bankshares, Inc. (“Old Florida”) on the terms and subject to the conditions in the Agreement and Plan of Merger dated August 28, 2006, between Bank of Florida Corporation and Old Florida.

The Proxy Statement/Prospectus is available for free both on the Securities and Exchange Commission website (http://www.sec.gov) as a 424(B)(3) filed on November 13, 2006 and from Bank of Florida Corporation as follows: Chief Financial Officer, Bank of Florida Corporation, 1185 Immokalee Road, Naples, FL 34110.

This press release contains certain references to financial measures identified as being stated on an operating basis or which adjust for or exclude nonrecurring merger-related expenses, which are adjustments from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  These financial measures, as used herein, differ from financial measures reported under GAAP in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.  Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

1185 Immokalee Road, Naples, Florida 34110  (239) 254-2100